Recommended Cash Offer
by
 Lazard & Co., Limited
on behalf of
 UCB S.A.
and inside the United States by UCB S.A. itself for
 Celltech Group plc

        Lazard & Co., Limited ("Lazard") announces on behalf of UCB S.A. ("UCB") that, by means of the formal offer document dated and posted on 19 May 2004 (the "Offer Document"), Lazard is making a recommended cash offer (the "Offer") on behalf of UCB to acquire the entire issued and to be issued share capital of Celltech Group plc ("Celltech") including American Depositary Shares ("Celltech ADSs"), each representing two ordinary shares. The Offer is being made solely by UCB itself in the United States and neither Lazard nor any of its affiliates is making the Offer in the United States. Terms defined in the Offer Document have the same meanings in this advertisement.

        Subject to the Offer becoming or being declared wholly unconditional, Celltech Shareholders who accept the Offer will receive 550 pence in cash for each Celltech Share and 1,100 pence in cash for each Celltech ADS (which is equivalent to US$19.44 per Celltech ADS based upon an exchange rate of £1:US$1.7675) from UCB. There is a Loan Note Alternative whereby Celltech Shareholders (other than US and certain other overseas shareholders or holders of Celltech ADSs) who validly accept the Offer may elect to receive Loan Notes instead of some or all of the cash consideration to which they would otherwise have been entitled under the terms of the Offer.

        The full terms and conditions of the Offer and the Loan Note Alternative (including details of how the Offer may be accepted) are set out in the Offer Document and in the Acceptance Forms. This advertisement alone does not constitute, and must not be construed as, an offer or invitation to purchase any securities or a solicitation of an offer to buy or to sell any securities, pursuant to the Offer or otherwise. The Offer is being made solely by the Offer Document dated 19 May 2004 and the related Acceptance Forms. Celltech Shareholders who accept the Offer may rely only on the Offer Document and the Acceptance Forms for all the terms and conditions of the Offer (including the Loan Note Alternative).

        The Offer is made to all Celltech Shareholders, including those to whom the Offer Document may not be despatched, who hold Celltech Shares or Celltech ADSs, or who are entitled to have Celltech Shares or Celltech ADSs unconditionally allotted or issued to them. Such persons are informed that copies of the Offer Document and the Acceptance Forms are available for collection in the UK (during normal business hours) from Capita IRG Plc at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH, or from Lazard at 50 Stratton Street, London W1J 8LL. Copies of the Offer Document and the Letter of Transmittal are available for collection in the United States from Georgeson Shareholder, 17 State Street, 10th Floor, New York, NY 10004.

        The Offer will initially be open for acceptance until 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 17 June 2004 (or such later time(s) and/or date(s) as UCB may, subject to the rules of the City Code and the Exchange Act, decide). Any extensions of the Offer will be publicly announced by 8.00 a.m. (London time) on the business day following the day on which the Offer was due to expire. It should be noted that by virtue of the conflicting provisions of the City Code and the Exchange Act, the Panel has agreed that the acceptance condition can be structured so that the Offer cannot become or be declared unconditional as to acceptances until such time as all other conditions of the Offer have been satisfied, fulfilled or, to the extent permitted, waived. The acceptance condition in the Offer Document has been amended accordingly.

        Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into Australia, Belgium, Canada, Japan or any other jurisdiction where to do so would constitute a breach of the securities laws in that jurisdiction, and the Offer will not be capable of acceptance from or within Australia, Belgium, Canada, Japan or any such other jurisdiction.

        The Loan Notes which may be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan or Belgium. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States, Australia, Belgium, Canada, or Japan or any other jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of Australia, Belgium, Canada, or Japan or any other such jurisdiction.

        This advertisement is not being, and must not be, directly or indirectly, published or otherwise forwarded, distributed or sent in, into or from Australia, Belgium, Canada, Japan or any jurisdiction where to do so would constitute a breach of securities laws in that jurisdiction, and persons reading this advertisement (including custodians, nominees and trustees) must not mail or otherwise distribute or send this advertisement, the Offer Document or the Acceptance Forms (or any related document(s)) in, into or from such jurisdictions as doing so may invalidate any purported acceptance of the Offer. The availability of the Offer to holders of Celltech Securities who are not resident in and citizens of the United Kingdom or the United States may be affected by the laws of the relevant jurisdiction in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions.

        UCB filed a Tender Offer Statement on Schedule TO and other related documentation and Celltech filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC") on 19 May 2004. Free copies of these documents will be available on the SEC's web site at http://www.sec.gov. Shareholders are urged to read the Tender Offer Statement, the Solicitation/Recommendation Statement and the related documentation as they will contain important information.

        Subject to compliance with all applicable regulations (including the City Code) and in accordance with normal UK market practice, UCB or its nominees, or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, Celltech Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing market prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as is required in the United Kingdom and communicated in the United States by way of an announcement by or on behalf of UCB.

        Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to anyone other than UCB for providing the protections afforded to clients of Lazard or for providing advice in relation to the Offer. Lazard Frères & Co. LLC is acting as dealer manager in the United States.

        Each of Morgan Stanley & Co. Limited ("Morgan Stanley") and J.P. Morgan plc ("JPMorgan") is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley or JPMorgan (as the case may be) or for providing advice in relation to the Offer.

        The UCB Directors accept responsibility for the information contained in this advertisement. To the best of the knowledge and belief of the UCB Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this advertisement is in accordance with the facts and does not omit anything likely to affect the import of such information.

20 May 2004